Exhibit 10.4
AMENDMENT TO
SECOND AMENDED AND RESTATED EMPLOYEE STOCK OPTION PLAN
     AMENDMENT, dated May 7, 2008, to the Delphi Financial Group, Inc. (the “Company”) Second Amended and Restated Employee Stock Option Plan, as amended to date (the “Plan”).
     By action of the Board of Directors of the Company duly taken on the above-referenced date, the text of Section 5(f) of the Plan is hereby amended and restated in its entirety to read as follows:
          “Death or Disability of Optionee. Unless otherwise specified in an Option Notice, in the event an Optionee shall die or become disabled while in the employ of the Company or a Subsidiary, all of such Participant’s outstanding Options shall become exercisable, and such Options may be exercised at any time within one (1) year after the Optionee’s death or disability or such longer period as may be established by the Committee at the time of grant or thereafter, but in no event may an Option be exercised after its Expiration Date. During such one-year period, the Option may be exercised by the Optionee or a representative, or in the case of death, by the executors or administrators of the Optionee or by any person or persons who shall have acquired the Option directly from the Optionee by bequest or inheritance. Whether an Optionee shall have become disabled for the purposes of the Plan shall be determined by the Committee, which determination shall be final and conclusive.”
     IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed on the Company’s behalf.

DELPHI FINANCIAL GROUP, INC.
By:	/s/ Chad W. Coulter
Chad W. Coulter
Secretary